Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Diego Romero
(602) 682-1584	(602) 682-3173
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET, INC. ANNOUNCES LEADERSHIP CHANGES

Jack Sinclair Appointed Chief Executive Officer

Chip Molloy Appointed Interim Chief Financial Officer

PHOENIX, Ariz. – (Globe Newswire) – June 20, 2019 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced that Jack L. Sinclair has been appointed as the company’s chief executive officer and a member of its board of directors, effective June 24, 2019.

“We are extremely excited to have Jack Sinclair as our new chief executive officer following a thorough search and selection process by the board of directors,” said Joseph Fortunato, chairman of the board of Sprouts Farmers Market. “Jack is a proven chief executive officer with an outstanding track record in grocery and retail merchandising. On behalf of the board, we look forward to working with Jack as he leads Sprouts forward to continued success.”

Sinclair brings to Sprouts over 35 years of experience in retail and grocery. He has been chief executive officer of 99 Cents Only Stores LLC, a premier discount retailer with over 350 locations in the United States, since 2018 and prior to that was its chief merchandising officer from 2015 to 2018. From 2007 to 2015, Sinclair was the Executive Vice President of the U.S. Grocery Division of Walmart, Inc., where he led all aspects of Walmart’s U.S. grocery business at its more than 4,000 stores, which generated substantial growth under his leadership through a focus on local assortment and fresh foods. Sinclair previously spent 14 years at Safeway PLC in London where he was responsible for operations, merchandising and marketing for over 450 Safeway supermarket and convenience store locations throughout the United Kingdom. Sinclair has served on the board of directors of The Hain Celestial Group, a leading marketer, manufacturer and seller of organic and natural products, since 2017. He earned a bachelor's degree in economics and marketing from The University of Strathclyde, Glasgow, Scotland.

“I am humbled and extremely privileged to be appointed chief executive officer of Sprouts Farmers Market,” said Sinclair. “Sprouts is a company with a higher purpose – to empower every person to eat healthier and live a better life – and the commitment of its 30,000 team members to drive lasting change in the communities they serve truly resonates with me. I look forward to working with Sprouts’ board of directors, leadership team and all Sprouts team members to continue furthering that purpose.”

Sprouts also announced that Brad Lukow, interim co-chief executive officer and chief financial officer, has resigned to pursue other opportunities. The board has appointed Lawrence (“Chip”) P. Molloy to serve as interim chief financial officer until a permanent successor has been named. Molloy has served as a member of the company’s board of directors since 2013 and has a long-tenured career as a senior financial executive, including serving as chief financial officer of Under Armour, Inc. from 2016 to 2017 and PetSmart, Inc. from 2007 to 2013. Molloy most recently served as interim chief executive officer of Torrid LLC during 2018.

“Chip has chaired our audit committee for several years, and his deep knowledge of Sprouts’ business, strategy and financial operations and experience with the investment community make him best suited to lead Sprouts’ financial affairs while we conduct our search for a permanent chief financial officer,” said Fortunato.

In addition, Sprouts announced that Shon Boney will step down from the board. Boney is a founder of the company and has been a board member since 2002.

“Having Shon on our board has been instrumental as Sprouts has undergone rapid expansion, and we thank him for his service and contribution all these years,” said Fortunato.

Herbert Mines Associates New York conducted the executive search for the new chief executive officer of Sprouts Farmers Market, Inc.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the company’s guidance, outlook, growth and opportunities. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks associated with the company’s ability to successfully compete in its intensely competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its rapid growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; the company’s ability to manage its transition to a new CEO; accounting standard changes including the new lease accounting guidance; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. specializes in fresh, natural and organic products at prices that appeal to everyday grocery shoppers. Based on the belief that healthy food should be affordable, Sprouts’ welcoming environment and knowledgeable team members continue to drive its growth. Sprouts offers a complete shopping experience that includes an array of fresh produce in the heart of the store, a deli with prepared entrees and side dishes, The Butcher Shop, The Fish Market, an expansive vitamins and supplements department and more. Headquartered in Phoenix, Arizona, Sprouts employs more than 30,000 team members and operates in more than 320 stores in 20 states from coast to coast. Visit about.sprouts.com for more information.

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

6/20/19